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                                                                      EXHIBIT 99


             TOO INC. ANNOUNCES NEW CONCEPT FOCUSED ON `TWEEN GIRLS

                  COMPANY ENDS DEVELOPMENT OF MISHMASH CONCEPT


NEW ALBANY, Ohio; May 28, 2003 - Too, Inc. (NYSE: TOO) announced today that it is ending the rollout of its mishmash retail concept for teen girls in favor of the development of a new concept focused on value-priced sportswear and accessories for `tween girls, ages 7 to 14.

Commenting on the changes, Too, Inc. Chairman and CEO Mike Rayden said, "While we have been encouraged by the trend in business at mishmash, we do not believe it can reach the level of success and related financial objectives as quickly as originally planned, given the high level of competition from specialty retailers and other merchants targeting teen girls. We believe that the best strategic course for the company to follow is to focus entirely on our core customer, the `tween girl."

Mr. Rayden added, "We believe that we have seen a fundamental shift affecting mall-based retailers offering premium brands. At Limited Too, there has been a measurable decline in store traffic and transactions attributable to, in part, a greater number of customers opting for shopping at lower priced discounters and mass merchants. With so many of those larger names operating outside of the mall, mall traffic will remain a challenge for all specialty retailers."

Regarding the company's new retail concept, Mr. Rayden said, "The new concept is our effort to expand our dominance in specialty apparel retailing for `tween girls. For 16 years, Limited Too has brought fashion to our core customer more successfully than any other brand. At the same time, we know that a significant segment of the `tween girl population has not shopped our store because of the perception of high prices. The new concept will offer similar styles and fashion, and the consistency of quality and fit available at Limited Too, but at lower prices. We see this new concept as the number one competitive opportunity for the company, a brand that can grow to have a larger number of stores than is planned for Limited Too."

Mr. Rayden said that a substantial portion of the 18 existing mishmash stores would be converted to the new concept stores. In addition, the company plans to open 20 stores in 2004 in retail power centers and strip centers. The first new concept stores are slated to open in February 2004.


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Mr. Rayden stated that almost all of the current employees of mishmash would be offered positions within Too, Inc., including opportunities to be part of the new concept team.

Too, Inc. is also discontinuing its joint venture with Angus and Coote (Holdings) Limited of Sydney, Australia, to open additional Goldmark jewelry stores in the United States. There are three Goldmark jewelry stores operating in New Jersey and one in Ohio.

Statements made in this press release, including those statements related to the discontinuation of mishmash operations and the development and roll out of the new retail concept for girls ages 7 to 14, are forward looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. The following factors, among others, in some cases have affected, and in the future could affect, the company's performance and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: changes in consumer spending patterns, consumer preferences and overall economic conditions; the impact of competition and pricing; changes in weather patterns, currency and exchange risks; changes in existing or potential trade restrictions, duties, tariffs or quotas; changes in political or financial stability; changes in postal rates and charges, and paper and printing costs; availability of suitable store locations at appropriate terms; the ability to develop new merchandise; the ability to hire and train associates; and/or other risk factors included in the company's filings with the SEC from time to time, including its Annual Report on Form 10-K filed with the SEC. The forward-looking statements made herein are based on information presently available to the management of the company. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Too, Inc. is a leading specialty retailer for young girls. At Limited Too, the company sells apparel, swimwear, sleepwear, underwear, footwear, lifestyle and personal care products for active, fashion-aware `tween (ages 7 to 14) girls. Limited Too currently operates 518 stores in 46 states and Puerto Rico and publishes a catalog coinciding with key `tween shopping times throughout the year. Limited Too also conducts e-commerce on its Web site, http://www.limitedtoo.com. Too currently operates 18 mishmash stores throughout the U.S., offering personal care products, sportswear, intimate apparel, shoes, accessories and lifestyle products for teen girls ages 14 to 19.


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/CONTACT:  Robert Atkinson, Too, Inc., 614-775-3739, or batkinson@toobrands.com.
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